Exhibit 99

SUITE 500, 122–1ST AVENUE SOUTH, SASKATOON, SASKATCHEWAN CANADA S7K 7G3 PHONE (306) 933-8500 FAX (306) 933-8844

For Immediate Release April 23, 2003 Listed: TSX, NYSE	Symbol: POT

Strengthening Canadian Dollar
Reduces PotashCorp First-Quarter Net Income

Saskatoon, Saskatchewan — Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported first-quarter diluted earnings per share of $0.06 as the unexpected strength of the Canadian dollar resulted in an earnings per share reduction of $0.22 per diluted share compared to last year’s same quarter. Excluding the effect of the Canadian dollar, the results were better than the first quarter of 2002 when diluted earnings per share were $0.24. In fact, gross margin increased by $1.4 million over the same quarter last year. First-quarter cash flow1 remained strong as the primary earnings pressure came from the foreign exchange loss, principally a non-cash item. Compared to the same quarter last year, cash flow before working capital changes1 was up 16 percent, cash margins1 were up 5 percent and free cash flow1 was up 76 percent (due to higher depreciation and lower capital expenditures). Cash provided by operating activities was down 35 percent compared to last year’s first quarter due to increased receivables from strong first-quarter sales and the inventory effect from the gain on the sale of the 2003 natural gas hedge.

“As expected, while market conditions have improved from last year, the results will not start to show up until the second quarter,” said Bill Doyle, President and CEO. “During the first quarter, we did have significantly higher nitrogen prices which were the biggest single gain for us on a quarter-over-quarter comparison.”

The natural gas market continued to be volatile and in March alone prices were up 282 percent over the same month a year ago. This increased production costs in all three nutrients but was most significant in nitrogen where gas makes up at least 70 percent of the cost of producing ammonia. PotashCorp took advantage of these high gas prices and announced on February 25 that it had liquidated its 2003 gas futures contracts. Any gains realized by the Company will be recognized in the months that those futures contracts would have matured and the related inventory is sold.

Potash Operations

The Company showed considerable growth in both domestic and offshore potash markets. Domestic volumes were up 13 percent over last year’s first quarter but a good portion of those sales occurred early in the year before a price increase was implemented so prices remained flat compared to the trailing quarter. In the offshore market, volumes were up 11 percent with record sales to Brazil. Price increases realized from offshore customers were more than offset by escalating freight rates throughout the quarter.

Higher costs affected potash performance. Increased natural gas prices were the main factor but the rising Canadian dollar also had a negative impact.

1

Phosphate Operations

In fertilizer phosphate, the Company began to see some upside in both volumes and prices. Overall sales volumes increased significantly primarily because of the return of DAP production at the White Springs, FL facility. Solid fertilizer prices were up 4 percent from last year’s first quarter and 11 percent from the trailing quarter while liquid fertilizer prices were up 12 percent and 10 percent respectively.

Gains in fertilizer phosphate were offset by higher production costs. The key inputs of sulfur, ammonia and natural gas were all up. The Company is beginning to benefit from lower rock costs with the move to a higher-quality rock deposit situated adjacent to the plant at Aurora.

Feed phosphates faced increased competitive pressures. On a quarter-over-quarter basis, feed volumes were down 5 percent and prices were down 8 percent as the market digested new capacity from two competitors. To reduce feed inventories, the Company lowered its production rate and sold from inventories, which increased costs and further reduced margins.

The industrial acid business continued to perform well. The purified acid expansion in Aurora, NC was completed in February and the first production of high-quality food grade product began eight days later. Moving forward, this plant will provide a significant competitive advantage for the Company as it is the lowest-cost producer in the world.

Nitrogen Operations

The spike in natural gas prices during the quarter once again demonstrated the value of the Company’s Trinidad assets where it can produce half its total ammonia under long-term, low-cost gas contracts. In the US, the higher natural gas costs increased production costs for all industry producers, leading to curtailments, tighter supply/demand and higher prices. At PotashCorp, quarterly prices were up 74 percent for ammonia, 38 percent for urea and 34 percent for nitrogen solutions from the very low prices in the same period last year.

Due to high gas prices, the Company reduced ammonia operating rates at Memphis and Lima and shut down nitrogen solution product lines at Geismar for 45 days. This resulted in lower sales of ammonia and nitrogen solutions and decreased the percentage of sales to fertilizer markets. The lower operating rate, combined with the shutdown, increased unit costs which affected margins.

The Company’s average cost of gas during the quarter was up 38 percent from last year as some high-priced gas was consumed in March in order to fulfill product supply commitments.

Financial

During the quarter, the Canadian dollar strengthened significantly, negatively affecting the conversion of the Company’s Canadian-dollar denominated balance sheet monetary items and potash production costs. Since the end of 2002, the Canadian dollar has strengthened by $0.11, resulting in a foreign exchange loss of $16.9 million compared to a gain of $0.5 million in last year’s first quarter, or a non-cash impact of $0.20 per diluted share. This included an adjustment of $3.9 million relating to a prior period. A one-cent change in the Canadian dollar affects the Company’s foreign exchange gain/loss by approximately $1.2 million. Potash production costs (including provincial mining and other taxes) were converted at an average exchange rate which strengthened $0.05 over last year’s same quarter. This lowered earnings by approximately $0.02 per diluted share, primarily on a cash basis.

During the quarter, PotashCorp shut down its Kinston, NC feed plant in an efficiency move, which resulted in a charge of $2.2 million or $0.03 per diluted share. Lower potash profitability reduced provincial mining and other taxes by 8 percent ($1.6 million).

2

Since year-end, the Company’s long-term debt increased as it issued $250.0 million in 10-year notes at 4.875 percent due March 1, 2013. The net proceeds from these notes were used to repay short-term debt.

Consistent with prior guidance, PotashCorp’s effective income tax rate has increased to 40 percent in 2003 compared to 36 percent in 2002. However, the Company expects it will not pay current taxes in 2003.

Outlook

Second-quarter volumes are off to a good start in both domestic and offshore markets. In all three nutrients, producer inventories are below their five-year average. Pricing is generally more buoyant but margins will likely continue to be squeezed by increased production input costs.

After a strong first quarter in potash volumes, the second quarter is expected to be similar to last year, providing a healthy total at the end of the first half on a year-over-year basis. Some of the domestic price increase should be realized in the second quarter while offshore prices should be similar to the first quarter due to continued high freight rates. Higher gas costs and the strength of the Canadian dollar in this year’s second quarter compared to last year are expected to continue to negatively affect potash margins.

In phosphate, volumes are expected to be up in all products except feed. The restart of DAP production at White Springs should increase solid fertilizer volumes and PotashCorp expects to begin shipping offshore through PhosChem in June. Industrial sales volumes should be higher with the start-up of the Company’s plant expansion, increasing the profitability of that segment of the business. Increased input costs for sulfur and ammonia are expected to continue to hurt phosphate margins.

The largest upside in second-quarter 2003 compared to second-quarter 2002 is anticipated to come from nitrogen. Approximately half of the increase in gross margin is expected to come from increased prices while the profits from the sale of the Company’s natural gas futures contracts should provide the other half. The Company has begun to rebuild its gas hedges for the latter months of 2003. Between the US and Trinidad, it is now 59 percent hedged for its gas needs for May through December 2003 at $2.58 per MMBtu.

PotashCorp expects the Canadian dollar to strengthen further by the end of 2003 but remain essentially flat for the second quarter (1.4724 forecast for June 30, 2003 compared to 1.4693 at March 31, 2003). This would result in a slight foreign exchange gain in the second quarter.

During the quarter, the Company’s Board of Directors decided to proceed with a policy of expensing all future stock options, such policy to be effective with the fiscal year beginning January 1, 2004.

The continued volatility in the gas market makes projections for 2003 extremely difficult. Higher than expected current gas prices partially offset some of the benefit of the previously liquidated natural gas hedges. However, the Company continues to believe it can earn in the range of $2.00 per diluted share in 2003 with approximately $0.90 to $1.00 in the second quarter, roughly four times the earnings in the same quarter last year. These 2003 earnings would provide annual cash flow before working capital changes1 of approximately $440.0 million and cash provided by operating activities of approximately $460.0 million. Capital expenditures should approximate $160.0 million for the year. Outstanding shares are expected to be 52.3 million.

Conclusion

3

“Each day takes us one step further from the bottom of the fertilizer cycle,” Doyle concluded. “As our markets continue to build momentum, we are aided by our individual strategies in each nutrient, our healthy financial condition and strong cash flow. These attributes underpin our ability to grow the Company through strategic acquisitions that build on our strengths.”

Notes

The Company’s accounting policies are in accordance with accounting principles generally accepted in Canada. All amounts are expressed in US dollars.

1 See reconciliations and discussions in the attached Selected Operating and Revenue Data.

Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, fourth largest in phosphate and third largest in nitrogen; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and one of only three North American suppliers of industrial phosphates.

This release contains forward-looking statements, which involve risks and uncertainties, including those referred to in the Company’s annual report to shareholders for 2002 and in filings with the U.S. Securities and Exchange Commission. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, fluctuation in supply and demand in fertilizer, sulfur and petrochemical markets; changes in competitive pressures, including pricing pressures; risks associated with natural gas and other hedging activities; changes in capital markets; changes in currency and exchange rates; unexpected geological or environmental conditions; and government policy changes.

For further information please contact:
Betty-Ann Heggie
Senior Vice President, Corporate Relations
Phone: (306) 933-8521
Fax: (306) 933-8844
E-mail: corporate.relations@potashcorp.com
Web site: www.potashcorp.com

Potash Corporation of Saskatchewan Inc. will host a conference call on
Wednesday, April 23, 2003 at 1:00 p.m. Eastern (Daylight Savings) Time.
To join the call, dial (416) 641-6677 or (212) 271-4629 at least 10 minutes prior to the start time. Alternatively, visit www.potashcorp.com for a live webcast of the conference call in a listen-only mode. This news release is also available at this same website.

4

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Financial Position
(in millions of US dollars)

	March 31,	December 31,
	2003	2002

	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$71.7	$24.5
Accounts receivable	315.7	267.8
Inventories	516.9	499.3
Prepaid expenses	46.4	40.4

	950.7	832.0

Property, plant and equipment	3,237.3	3,269.9
Goodwill	97.0	97.0
Other assets	500.5	486.7

	$4,785.5	$4,685.6

Liabilities
Current Liabilities
Short-term debt	$264.3	$473.0
Accounts payable and accrued charges	390.0	347.0
Current portion of long-term debt	3.4	3.4

	657.7	823.4

Long-term debt	1,269.7	1,019.9
Future income tax liability	482.9	468.9
Accrued post-retirement/post-employment benefits	206.3	195.4
Accrued reclamation costs	80.3	80.0
Other non-current liabilities and deferred credits	5.4	5.5

	2,702.3	2,593.1

Shareholders’ Equity
Share Capital	1,187.4	1,186.9
Unlimited authorization of common shares without par value; issued and outstanding 52,094,982 and 52,077,648 at March 31, 2003 and December 31, 2002, respectively
Contributed Surplus	264.2	264.2
Retained Earnings	631.6	641.4

	2,083.2	2,092.5

	$4,785.5	$4,685.6

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Income and Retained Earnings
(in millions of US dollars except per share amounts)
(unaudited)

	Three Months Ended
	March 31
	2003	2002

Net sales	$574.4	$464.6
Cost of goods sold	493.3	384.9

Gross Margin	81.1	79.7

Selling and administrative	23.7	22.8
Provincial mining and other taxes	18.1	19.7
Provision for plant closure	2.2	—
Foreign exchange loss (gain)	16.9	(0.5)
Other income	(4.5)	(3.2)

	56.4	38.8

Operating Income	24.7	40.9
Interest Expense	19.4	21.0

Income Before Income Taxes	5.3	19.9
Income Taxes (Note 3)	2.1	7.1

Net Income	3.2	12.8
Retained Earnings, Beginning of Period	641.4	639.8
Dividends	(13.0)	(13.0)

Retained Earnings, End of Period	$631.6	$639.6

Net Income Per Share (Note 4)
Basic	$0.06	$0.25
Diluted	$0.06	$0.24

Dividends Per Share	$0.25	$0.25

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended
	March 31
	2003	2002

Operating Activities
Net income	$3.2	$12.8
Items not affecting cash
Depreciation and amortization	59.0	53.3
Provision for future income tax	2.1	1.5
Foreign exchange on future income tax	11.8	—
Share of earnings of investees	(2.3)	—
Provision for post-retirement / post-employment benefits	11.0	5.8

Cash provided by operating activities before changes in non-cash operating working capital	84.8	73.4
Changes in non-cash operating working capital
Accounts receivable	(50.3)	(23.6)
Inventories	(27.9)	6.9
Prepaid expenses	(5.9)	(8.2)
Accounts payable and accrued charges	54.7	20.6
Current income taxes	(11.7)	1.0
Accrued reclamation costs	0.3	(1.4)
Other non-current liabilities and deferred credits	0.1	(0.5)

Cash provided by operating activities	44.1	68.2

Investing Activities
Additions to property, plant and equipment	(17.0)	(30.1)
Additions to other assets	(8.4)	(9.6)

Cash used in investing activities	(25.4)	(39.7)

Cash before financing activities	18.7	28.5

Financing Activities
Proceeds from long-term debt	250.0	10.0
Repayment of long-term debt	(0.2)	—
(Repayment of) proceeds from short-term debt	(208.8)	19.4
Dividends	(13.0)	(13.0)
Issuance of shares	0.5	0.6

Cash provided by financing activities	28.5	17.0

Increase in Cash and Cash Equivalents	47.2	45.5
Cash and Cash Equivalents, Beginning of Period	24.5	45.3

Cash and Cash Equivalents, End of Period	$71.7	$90.8

Supplemental cash flow disclosure
Interest paid	$1.4	$2.1
Income taxes paid	$15.9	$5.7

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars)
(unaudited)

1.   Significant Accounting Policies

The Company’s accounting policies are in accordance with accounting principles generally accepted in Canada. The accounting policies used in preparing these interim financial statements are consistent with those used in the preparation of the annual financial statements, except as disclosed in Note 2.

The consolidated financial statements include the accounts of Potash Corporation of Saskatchewan Inc. and its subsidiaries.

These interim consolidated financial statements do not include all disclosures normally provided in annual financial statements and should be read in conjunction with the most recent annual financial statements. In management’s opinion, the unaudited financial information includes all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2.   Change in Accounting Policy

Effective January 1, 2003, the Company changed the method of determining cost for substantially all finished product inventories from the first in, first out method to the average cost method. This change was made to more closely align product costing with product movement. This change in accounting policy has no significant effect on the Company’s results of operations or financial position for any of the periods presented.

3.   Income Taxes

The Company’s effective consolidated income tax rate for the current period approximates 40 percent. In the first quarter of 2002, this rate was 36 percent.

4.   Net Income per Share

Basic net income per share for the period is calculated on the weighted average shares issued and outstanding for the three months ended March 31, 2003 of 52,089,000 (2002 — 51,960,000). Diluted net income per share is calculated based on the weighted average shares issued and outstanding during the period, adjusted by the total of the additional common shares that would have been issued assuming exercise of all share options with exercise prices at or below the average market price for the period. Weighted average shares outstanding for the diluted net income per share calculation were 52,312,000 (2002 — 52,218,000).

5.   Segment Information

The Company has three reportable business segments: potash, phosphate and nitrogen. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment net sales are made under terms which approximate market prices.

	Three Months Ended March 31, 2003

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Net sales — third party	$160.5	$168.4	$245.5	$—	$574.4
Inter-segment sales	2.4	2.7	11.6	—	—
Gross Margin	49.4	1.9	29.8	—	81.1
Depreciation and amortization	15.3	18.6	23.2	1.9	59.0

	Three Months Ended March 31, 2002

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Net sales — third party	$143.7	$155.7	$165.2	$—	$464.6
Inter-segment sales	2.5	2.1	4.7	—	—
Gross Margin	57.9	22.3	(0.5)	—	79.7
Depreciation and amortization	11.5	18.2	21.8	1.8	53.3

6.   Pro Forma Stock Compensation Expense

The Company has two stock-based compensation plans for which fair value accounting is not required. No compensation expense has been recognized with respect to these plans as the exercise price is the quoted market closing price of the Company’s common shares on the last trading day immediately preceding the date of the grant. Had compensation expense for the Company’s plans been determined based on the fair value at the grant dates for awards under the plans, the Company’s net income and net income per share would have been reduced to the pro forma amounts indicated below:

	Three Months Ended
	March 31

	2003	2002

Net Income — as reported	$3.2	$12.8
Stock compensation	(3.7)	(3.6)

Net (Loss) Income — pro forma	$(0.5)	$9.2

Basic Net Income Per Share — as reported	$0.06	$0.25
Basic Net (Loss) Income Per Share — pro forma	$(0.01)	$0.18

Diluted Net Income Per Share — as reported	$0.06	$0.24
Diluted Net (Loss) Income Per Share — pro forma	$(0.01)	$0.18

In calculating the foregoing pro forma amounts, the fair value of each option grant was estimated as of the date of grant using the Modified Black-Scholes option-pricing model with the following weighted average assumptions:

	2002	2001

Expected dividend	$1.00	$1.00
Expected volatility	32%	32%
Risk-free interest rate	4.13%	4.54%
Expected life of options	8 years	8 years
Expected forfeitures	10%	10%

7.   Comparative Figures

Certain of the prior period’s figures have been reclassified to conform with the current period’s presentation.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended
	March 31
	2003	2002

Potash Operating Data
Production (KCl Tonnes — thousands)	1,928	1,947
Shutdown weeks	6.8	6.8
Sales (tonnes — thousands)
North America	829	731
Offshore	1,039	933

	1,868	1,664

Potash Net Sales
(US $ millions)
North America	$62.4	$56.7
Offshore	84.5	79.3

Potash Subtotal	146.9	136.0
Miscellaneous	13.6	7.7

	$160.5	$143.7

Potash Average Price per MT
North America	$75.31	$77.47
Offshore	$81.31	$84.99

	$78.65	$81.68

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	439	391
P2O5 Operating Rate	71%	61%
Sales (tonnes — thousands)
Fertilizer — Liquid Phosphates	176	169
Fertilizer — Solid Phosphates	234	157
Feed	232	244
Industrial	122	120

	764	690

North America sales tonnes	682	605
Offshore sales tonnes	82	85

	764	690

Phosphate Net Sales
(US $ millions)
Fertilizer — Liquid Phosphates	$42.0	$36.1
Fertilizer — Solid Phosphates	38.5	24.8
Feed	47.5	54.4
Industrial	39.1	39.3
Miscellaneous	1.3	1.1

	$168.4	$155.7

North America net sales	$154.4	$139.1
Offshore net sales	14.0	16.6

	$168.4	$155.7

Phosphate Average Price per MT
Fertilizer — Liquid Phosphates	$239.39	$213.37
Fertilizer — Solid Phosphates	$164.54	$157.51
Feed	$204.43	$222.91
Industrial	$320.92	$328.06

	$220.41	$225.65

North America average price per MT	$226.39	$229.92
Offshore average price per MT	$170.73	$195.29

	$220.41	$225.65

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended
	March 31
	2003	2002

Nitrogen Operating Data
Production (N Tonnes — thousands)	715	771
Average Natural Gas Cost per MMBtu	$2.92	$2.12
Sales (tonnes — thousands)
Manufactured Product
Ammonia	433	465
Urea	418	378
Nitrogen Solutions	194	213
Nitric Acid/Ammonium Nitrate	360	322

Manufactured Product	1,405	1,378
Purchased Product	155	147

	1,560	1,525

Fertilizer sales tonnes	674	714
Feed/Industrial sales tonnes	886	811

	1,560	1,525

Nitrogen Net Sales
(US $ millions)
Manufactured Product
Ammonia	$79.0	$48.6
Urea	73.0	47.7
Nitrogen Solutions	20.5	16.8
Nitric Acid/Ammonium Nitrate	39.5	32.6
Miscellaneous	3.6	4.3

Net Sales Manufactured Product	215.6	150.0
Net Sales Purchased Product	29.9	15.2

	$245.5	$165.2

Fertilizer net sales	$101.8	$69.1
Feed/Industrial net sales	143.7	96.1

	$245.5	$165.2

Nitrogen Average Price per MT
Ammonia	$182.37	$104.56
Urea	$174.66	$126.24
Nitrogen Solutions	$105.96	$78.80
Nitric Acid/Ammonium Nitrate	$109.72	$101.24

Manufactured Product	$153.45	$108.85
Purchased Product	$192.90	$103.40

	$157.37	$108.33

Fertilizer average price per MT	$151.04	$96.78
Feed/Industrial average price per MT	$162.19	$118.50

	$157.37	$108.33

Exchange Rate Information (Cdn$/US$)

	2003	2002

December 31		1.5796
March 31	1.4693	1.5935
First-quarter average conversion rate	1.5376	1.5912
Fourth-quarter average conversion rate		1.5750

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended
	March 31
	2003	2002

Cash margin (1)	$138.2	$131.2
Depreciation and amortization	(57.1)	(51.5)

Gross margin	$81.1	$79.7

EBITDA (2)	$83.7	$94.2
Depreciation and amortization	(59.0)	(53.3)

Operating income	$24.7	$40.9

Cash flow before working capital changes (3)*	$84.8	$73.4

Changes in non-cash operating working capital
Accounts receivable	(50.3)	(23.6)
Inventories	(27.9)	6.9
Prepaid expenses	(5.9)	(8.2)
Accounts payable and accrued charges	54.7	20.6
Current income taxes	(11.7)	1.0
Accrued reclamation costs	0.3	(1.4)
Other non-current liabilities and deferred credits	0.1	(0.5)

Changes in non-cash operating working capital	(40.7)	(5.2)

Cash provided by operating activities	$44.1	$68.2

Free Cash Flow (4)	$59.4	$33.7
Additions to property, plant and equipment	17.0	30.1
Additions to other assets	8.4	9.6
Changes in non-cash operating working capital	(40.7)	(5.2)

Cash provided by operating activities	$44.1	$68.2

(1) Cash margin is a non-GAAP financial measure defined as gross margin plus depreciation and amortization for potash, phosphate and nitrogen. The Company uses cash margin as an important measure of performance. Management believes cash margin to be an important measure as it excludes depreciation and amortization, which primarily reflect the impact of long-term investment decisions, rather than the performance of the Company’s day-to-day operations. The Company also believes that this measurement is used by certain investors and analysts as a performance measurement.

(2) EBITDA is a non-GAAP financial measure defined as earnings before interest, income taxes, depreciation and amortization. The Company uses EBITDA as an important measure of its liquidity and performance, including its ability to service debt, meet other payment obligations and comply with certain covenants in its credit agreements. Management believes EBITDA to be an important measure as it excludes the effects of depreciation and amortization, which primarily reflect the impact of long-term investment decisions, rather than the performance of the Company’s day-to-day operations. The Company also believes that this measurement is used by certain investors and analysts to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

(3) Cash flow before working capital changes is a non-GAAP financial measure defined as cash provided by operating activities before the changes in non-cash operating working capital. The Company uses cash flow before working capital changes as an important measure in its evaluation of liquidity. Management believes that adjusting for the swings in non-cash working capital items due to seasonality assists in long-term liquidity assessments. The Company also believes that this measurement is used by certain investors and analysts as a measure of liquidity or as a valuation measurement.

(4) Free cash flow is a non-GAAP financial measure defined as cash flow before working capital changes less capital expenditures. The Company uses free cash flow as an important measure of the available cash that can be used for the benefit of shareholders and to assist in the long-term assessment of liquidity and financial strength. Management also believes that this measurement is used by certain investors and analysts as a measure of liquidity.

The above data is included for convenience only. Cash margin, EBITDA, cash flow before working capital changes and free cash flow are not measures of financial performance under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating them may differ among companies and analysts.

* The 2003 estimate for cash flow before working capital changes is based on an aggregate estimate of changes in non-cash operating working capital of approximately $20.0 million.